EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FEI COMPANY

an Oregon Corporation

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: FEI Company.

ARTICLE II

The address of the Corporation’s registered office in the State of Oregon is 325 13th St. NE Ste 404, Salem, Oregon 97301. The name of the Corporation’s registered agent at such address is Capital Corporate Services, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Act.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000,000 shares of capital stock, of which 1,000,000 shares shall be shares of common stock, no par value (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation at any regular or special meeting of the Board or by written consent, subject to the power of the shareholders of the Corporation to alter or repeal any Bylaws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Oregon at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VII.

ARTICLE VIII

Section 1. The Corporation shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the Corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The indemnification specifically provided hereby shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding such office.

Section 2. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this ARTICLE VIII, Section 2 shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Act. No amendment to the Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

ARTICLE IX

Action required or permitted by the Act or these Articles of Incorporation to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

ARTICLE X

The address where the State of Oregon Corporation Division may mail notices to the Corporation is c/o Thermo Fisher Scientific Inc., 81 Wyman Street, Waltham, Massachusetts 02451.